EX-99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:      Company Contact:
John G. Nesbett/Vince Daniels    James P. Ashman
Lippert/Heilshorn & Associates   CFO, CAI Wireless Systems, Inc.
212-838-3777                     518-462-2632


                     FCC CLEARS WAY FOR MCI WORLDCOM
                       ACQUISITION OF CAI WIRELESS

             --TRANSFER  OF CONTROL APPLICATIONS APPROVED--

     Albany, NY - July 7, 1999 - CAI Wireless Systems, Inc. (OTC BB:
CWSS)("CAI") today announced that the Federal Communications Commission ("FCC") has approved the transfer of control of various licenses for wireless spectrum controlled by CAI to MCI WORLDCOM, Inc. CAI and MCI WorldCom jointly submitted transfer applications relating to multichannel multipoint distribution service and multichannel distribution service ("MMDS") channels, the wireless communications service ("WCS") channels and auxiliary point-to-point spectrum in connection with MCI WorldCom's pending acquisition of CAI common stock.

     MCI WorldCom, which currently holds approximately 48% of CAI's common stock, now is expected to acquire additional shares following this FCC action, resulting in ownership of more than 50% of CAI's common stock. Subject to shareholder approval, CAI also expects to merge with a wholly-owned subsidiary of MCI WorldCom during the third quarter of the 1999 calendar year.

     The FCC granted the MMDS application with one condition. On June 30, 1999, the FCC announced that the condition had been fulfilled by CAI. The FCC unconditionally granted several auxiliary applications and issued special temporary authority ("STA") for MCI WorldCom to acquire control of CAI with respect to the WCS and certain other auxiliary spectrum applications. The STAs will remain in effect until the FCC processes and grants the applications to which they apply.

     Under FCC rules, interested parties may file a petition for reconsideration of any license grant at any time up to 30 days after public notice of the grant. The filing of a reconsideration petition does not stay the effectiveness of the grant, but would require the FCC to review its initial decision granting the application. To date, no parties have opposed the applications.

     Under the merger agreement, FCC approval must be obtained or made by a final order of the FCC, subject to MCI WorldCom's right to waive this condition. Final order means, among other things, that such approval is no longer subject to appeal, or a petition to reconsider. While the FCC approvals permit MCI WorldCom to acquire additional shares, the merger agreement condition has not yet been satisfied.

     CAI also announced that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, expired on May 30, 1999.

     STATEMENTS CONTAINED IN THIS PRESS RELEASE MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS OF CAI MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AND MAY BE AFFECTED BY A NUMBER OF FACTORS INCLUDING CAI'S ABILITY TO SATISFY THE VARIOUS CONDITIONS CONTAINED IN THE AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 26, 1999 AMONG CAI, MCI WORLDCOM, INC. AND CARDINAL ACQUISITION SUBSIDIARY INC., INCLUDING, AMONG OTHER THINGS, THE RECEIPT OF FINAL REGULATORY APPROVALS NECESSARY TO CONSUMMATE THE MERGER, AND OTHER FACTORS CONTAINED HEREIN AND IN CAI'S SECURITIES FILINGS. THERE CAN BE NO ASSURANCE THAT THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER WILL BE CONSUMMATED ON A TIMELY BASIS, IF AT ALL.

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